EXHIBIT 10.1


                               EMPLOYMENT AGREEMENT

                  This Employment Agreement (the "Agreement") is entered into as of June 16, 1998 by and between Discovery Laboratories, Inc., a Delaware corporation (the "Company"), and Robert Capetola, Ph.D. (the "Executive").

                  WHEREAS, the Company and Executive desire that Executive be employed by the Company and that the terms and conditions of such employment be defined;

                  NOW, THEREFORE, in consideration of the employment of Executive by the Company, the Company and Executive agree as follows:

                  1. Term of the Agreement. The Company shall employ Executive and Executive shall accept employment for a period of four (4) years commencing on June 16, 1998 (the "Commencement Date") and continuing until June 15, 2002, subject, however, to prior termination as hereinafter provided in Section 5 (the "Employment Period").

                  2.       Executive's Duties and Obligations.

                           a. Duties.  Executive shall serve as President and
Chief Executive Officer of the Company. Executive shall be responsible for overall management of the Company and all operating managers of the Company shall report to Executive. Executive shall at all times report to, and shall be subject to the policies established by, the Company's Board of Directors (the "Board") or any Executive Committee thereof. The Company agrees that, at all times during the Employment Period, it will nominate Executive for election to the Board of Directors of the Company. Executive shall immediately resign from any Board position held by

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him at the expiration or termination of the Employment Period.

                           b. Location of Employment.  Executive's principal
place of business shall be at the Company's offices to be located within thirty
(30) miles of Doylestown, Pennsylvania. Such office shall serve as the Company's principal executive office.

                           c. Proprietary Information and Inventions Agreement.
Upon commencement of employment with the Company, Executive shall execute the Company's standard form of Intellectual Property and Confidential Information Agreement (the "Confidentiality Agreement") a copy of which is attached to this Agreement as Exhibit A.

                  3.       Devotion of Time to Company's Business

                           a.  Full-Time Efforts.  During his employment with
the Company, Executive shall devote substantially all of his business time, attention and efforts to the high quality performance of his duties to the Company.

                           b. No Other Employment.  During his employment with
the Company, Executive shall not, whether directly or indirectly, render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Company's Executive Committee or Board of Directors. Notwithstanding the foregoing provisions of this Section 3.b., Executive may perform services in connection with charitable or civic activities to the extent such participation does not materially interfere with the performance of Executive's duties for the Company.


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                           c. Non-Competition.  During the Employment Period and
for eighteen (18) months after its termination, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity compete with the Company's business of developing or commercializing pulmonary surfactants, Vitamin D analogs or any other category of compounds which forms the basis of the Company's products or products under development (a "Competing Business"), or (ii) directly or indirectly solicit employees of the Company. Notwithstanding the provisions of this Section 3.c., nothing herein shall prohibit Executive from (i) holding less than one percent (1%) of the outstanding capital stock of a publicly held corporation engaged in a Competing Business; (ii) serving on one or more Boards of Directors of for-profit or non-profit corporations so long as, in the aggregate, such commitments do not interfere with the performance of Executive's duties for the Company and such corporations are not engaged in any Competing Business; or
(iii) after his employment with the Company terminates for any reason, being employed by a multi-division corporation that engages in a Competing Business so long as Executive works in a division of such corporation which is not primarily engaged in a Competing Business and Executive has no responsibilities for the direct supervision of, and will not in the ordinary course of discharging his responsibilities become involved in the analysis of proprietary data or marketing strategies relating to, any Competing Business.

                  4.       Compensation and Benefits.

                           a. Initial Bonus.  The Company shall pay to Executive
an initial sign-on bonus of One Hundred Thousand Dollars ($100,000) upon the execution of this Agreement.


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                           b. Base Compensation.  During the first year of the
Employment Period, the Company shall pay to Executive, payable in accordance with the Company's standard payroll policy, base annual compensation of Two Hundred Thirty Six Thousand Two Hundred Fifty Dollars ($236,250), less all required withholdings. Such base salary shall be increased annually during the Employment Period by a minimum of five percent (5%) per year.

                           c. Bonuses.  During the Employment Period, Executive
shall be entitled to a minimum year-end bonus equal to twenty percent (20%) of his base compensation for each year and, at the discretion of the Compensation Committee of the Board of Directors of the Company, any additional bonus that may be awarded him.

                           d. Benefits.  During the Employment Period, Executive
will be entitled to all such family health and medical benefits and disability insurance as are provided to officers of the Company generally. In addition, the Company will provide to Executive (i) term life insurance on behalf of Executive's beneficiaries in the amount of Two Million Dollars ($2,000,000) for the term of this Agreement, and (ii) long-term disability insurance, subject to a combined premium cap of Fifteen Thousand Dollars ($15,000) per year.

                           e. Incentive Bonus.  Executive shall be eligible for
incentive bonuses as follows:

                                    (i) Fifty Thousand Dollars ($50,000) upon
the execution of each partnering or similar arrangement involving Surfaxin having a Value (as hereinafter defined) to the Company in excess of Ten Million Dollars ($10,000,000). For purposes of this Agreement, "Value" shall mean the total payments, including without limitation, contingent payments prior to or at receipt of marketing approval for the compound under development in the


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Company's portfolio (each a "Portfolio Compound") involved in the relevant agreement, to be paid to Discovery from corporate partnering transactions or from any other transactions for the development, clinical testing, regulatory approval, manufacturing and/or marketing of a Portfolio Compound, including without limitation upfront fees, milestone payments, research and development and other contractual commitments.

                                    (ii) In amounts to be determined by the
Company's Compensation Committee, to be paid in either cash or equity, upon the achievement of each of the following milestones (which bonuses shall be paid only once for each of the milestones): (a) the successful completion of Phase II studies for any Portfolio Compound; (b) the successful completion of Phase III studies of any Portfolio Compound; and (c) receipt of marketing approval in the United States for any Portfolio Compound.

                           f. Stock Options.  The Board of Directors of the
Company has granted to Executive, on the date hereof, incentive stock options to purchase: (i) 115,090 shares of Common Stock, $0.001 par value of the Company (the "Common Stock"), pursuant to the terms of the Notice of Grant attached hereto as Exhibit B, (ii) 59,500 shares of Common Stock, subject to acceleration at such time as the market capitalization of the Company exceeds $75 million, pursuant to the terms of the Notice of Grant attached hereto as Exhibit C, and
(iii) 54,240 shares of Common Stock, subject to acceleration upon consummation of a corporate partnering deal having a total Value of at least $20 million, pursuant to the terms of the Notice of Grant attached hereto as Exhibit D.


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                  5.       Termination of Employment.

                           a. Termination for Cause.  The Company may terminate
Executive's employment at any time for "Cause," as herein defined. For the purposes of this Agreement, "Cause" shall mean (i) breach of any contractual obligations relating to noncompetition, assignment of inventions, protection of intellectual property or confidentiality, (ii) gross negligence or willful misconduct relating to the performance of employment responsibility or (iii) the commission of any felony or any other crime involving moral turpitude.

                           b. Termination without Cause.  If Executive's
employment is terminated by the Company without Cause, the following provisions shall apply:

                                    (i) Executive shall be entitled to any
unpaid compensation accrued through the last day of Executive's employment;

                                    (ii) Executive shall be entitled to receive
severance payments equal to his base compensation for an eighteen (18) month period, not subject to setoff by the Company, but subject to the execution by the Executive of a Release, substantially in the form attached hereto as Exhibit E, with respect to all employment-related matters. Such severance shall be payable in six (6) equal installments, with the first installment payable on the date of receipt of the foregoing release and the subsequent installments payable at three (3) month intervals thereafter.


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                           c. Death or Disability.  This Agreement shall
terminate if Executive dies or is mentally or physically "Disabled" as herein defined. For the purposes of this Agreement, "Disabled" shall mean a mental or physical condition that renders Executive incapable of performing his duties and obligations under this Agreement for three (3) or more consecutive months or for a total of six (6) months during any twelve (12) consecutive months; provided, that during such period the Company shall give Executive at least thirty (30) days' written notice that it considers the time period for disability to be running. If this Agreement is terminated under this Section 5.c., Executive or his estate shall be entitled to any unpaid compensation accrued through the last day of Executive's employment but shall not be entitled to any severance benefits.

                           d.  Lock-up Period.  Executive shall not directly or
indirectly, sell, offer, contract to sell, transfer the economic risk of ownership, make any short sale, pledge or otherwise dispose of any shares of Common Stock issued or issuable upon the exercise of options, or any securities convertible into or exchangeable or exercisable for such options, granted to Executive for a one-year lock-up period following any termination of Executive's employment by (i) the Company for Cause or (ii) Executive to the extent such termination constitutes a breach of this Agreement.

                  6.       Miscellaneous.

                           a. Governing Law.  This Agreement shall be
interpreted, construed, governed and enforced according to the laws of the Commonwealth of Pennsylvania as applied to agreements among Pennsylvania residents entered into and to be performed entirely within Pennsylvania without regards to the application of choice of law rules.


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                           b. Amendments.  No amendment or modification of the
terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

                           c. Severability.  If one or more provisions of this
Agreement are held to be unenforceable under applicable law, such provision shall be construed, if possible, so as to be enforceable under applicable law, else, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                           d.  Successors and Assigns.  The rights and
obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

                           e. Notices.  All notices required or permitted under
this Agreement shall be in writing and shall be deemed effective upon personal delivery, on the date of scheduled delivery by a nationally recognized overnight service or two (2) days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown below such party's signature, or at such other address or addresses as either party shall designate to the other in accordance with this
Section 6.e.

                           f. Entire Agreement.  This Agreement, including the
exhibits attached hereto, constitutes the entire agreement between the parties with respect to the employment of Executive. The Employment Agreement by and between Executive and Acute Therapeutics, Inc., dated October 1, 1996, is hereby terminated and shall be of no further force or effect and that he shall have no further rights under said agreement.


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                           IN WITNESS WHEREOF, the parties have executed this
Agreement as of the date set forth above.

                                       DISCOVERY LABORATORIES, INC.


                                                /s/ Steve H. Kanzer
                                                _____________________________
                                       By:      Steve H. Kanzer
                                       Its:     Director (on behalf of
                                                the Board of Directors)


                              Address:          787 Seventh Avenue
                                                New York, New York 10019


                                       EXECUTIVE:


                                                /s/ Robert J. Capetola
                                                _____________________________
                                                Robert Capetola, Ph.D.


                              Address:          6097 Hidden Valley Drive
                                                Doylestown, PA 18901

                                       ACUTE THERAPEUTICS, INC. (for
                                       purposes of Section 6.f. only)


                                                /s/ Robert J. Capetola
                                                _____________________________
                                       By:      Robert J. Capetola, Ph.D.
                                       Its:     President and Chief
                                                Executive Officer

                              Address:          3359 Durham Road
                                                Doylestown, PA 18901